Exhibit 99.1

Entorian Technologies 2009 Bonus Incentive Plan

Scope

Entorian has established the 2009 Bonus Incentive Plan (the “Bonus Plan”), an annual bonus program, to reward employees for their contributions to the Company.

Eligibility

All employees employed at either of the Company’s Austin facilities scheduled to work more than 30 hours per week are eligible to participate in the Bonus Plan. Bonuses are calculated for all eligible employees as of the last day of the year. The following employees are not eligible for and will not accrue or be paid a bonus: (1) employees who have been terminated for cause or who have submitted their resignation prior to the payment date of any bonus payment; (ii) employees who have been terminated without cause and have not been employed by the Company for the full year ending on December 31, 2009; and (iii) employees who receive commissions on a sales commission plan. Temporary workers are not eligible to participate.

Bonus Pool

Employees will be eligible to receive bonuses at a percentage of their base salaries, although the Chief Executive Officer may adjust the payments of non-executive employees based on performance. All payments will be subject to approval of the Compensation Committee of the Board of Directors, and in the case of the Company’s vice presidents and executive officers, the Compensation Committee shall determine the amount of bonus to be paid, if any.

For 2009, the bonuses paid will be based on Adjusted Operating Income, which is defined as Pro Forma Operating Income, excluding bonus expense for the year. Pro forma Operating Income is defined as operating income as reported under generally accepted accounting principles (GAAP), less amortization and impairment of acquisition intangibles and stock option compensation expense (separately identified on the face of the reported GAAP profit and loss statement). The Board of Directors will establish a minimum level of Adjusted Operating Income and a goal level of Adjusted Operating Income for 2009. The Board will also set a bonus pool amount to be paid at each of the two levels. The Company must achieve the minimum level in order for any bonus to be paid for the year, although the Board may waive this threshold, as it deems appropriate. The payment will be scaled between the minimum and goal levels of Adjusted Operating Income amounts.

The Board of Directors may declare a discretionary bonus in its sole discretion.

Payments

Bonuses, if any, will be paid as soon as practicable following (i) calculation of the bonus amounts and (ii) approval of the Company’s 2009 annual financial statements by its Board of Directors following the end of 2009.

For employees hired during the year, payment will be prorated based on the period of time they are employed during the year.

For employees who take an approved leave of absence (medical, disability, or other personal leave, except for leaving qualifying under the Family Medical Leave Act or applicable state law in excess of 30 working days (whether cumulative or intermittent, and whether full days or partial days, exceeding 240 hours in the aggregate), payment will be prorated based on the actual period of time they work during the year.

Percentage of Base Salary Based on Position:

Category	Base Bonus Multiplier
Chairman of the Board	1.00
CEO	1.00
SVP/CFO	0.75
SVP/General Counsel	0.70
VP, Ops and Engineering	0.70
VP, Corp. Dev.	0.50
VP, Marketing	0.50
Senior Director	0.40
Director	0.35
Below Director	0.18

Deductions from Payments:

Mandatory deductions, such as child support and garnishments, will be deducted from bonus payments. Federal tax will be withheld at the IRS statutory rate then in effect, which may be different than the rate on regular earnings.

Other

All decisions regarding the Bonus Plan will be final and binding on all participants. Neither the Bonus Plan nor any individual bonus payment will confer upon any employee any right with respect to his/her continuing employment relationship with the Company, nor shall it interfere in any way with any employee’s right or the Company’s right to terminate employment at any time, with or without cause.

The Board of Directors or the Compensation Committee of the Board of Directors may amend, suspend or terminate the Bonus Plan at any time, provided that no amendment or termination may materially and adversely impair an employee’s rights with respect to the Bonus Plan then in effect for the year in which changes are made.

No employee shall have any right to assign or otherwise transfer his or her rights, if any, under the Bonus Plan. Any purported assignment or transfer by an employee of his or her rights under the Bonus Plan shall be null and void and of no force or effect.

2